UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)

FTS International, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.01

(Title of Class of Securities)

30283W302

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXVII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock (as defined below) outstanding as of January 21, 2022, as disclosed the Issuer (as defined below) proxy statement on DEFM14A, filed with the Securities and Exchange Commission on January 24, 2022.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXVIIIR CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXIX CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXIR CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXIIR CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXIV CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXVR CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXVII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXVIII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXIX CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XL CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLI CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLIII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLIV CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLV CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLVI CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLVII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLVIII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLIX CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares L CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Future Fund Board of Guardians

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Australia

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Transatlantic Reinsurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons RSUI Indemnity Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization New Hampshire

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons CION Ares Diversified Credit Fund

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Credit Hedge Fund LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Enhanced Credit Opportunities Master Fund II, Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Lucent Technologies Inc. Master Pension Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization New Jersey

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Institutional High Yield Master Fund LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Institutional Credit Fund, LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Future Fund Board of Guardians for and on behalf of Medical Research Future Fund

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Australia

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons SEI GLOBAL MASTER FUND PLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Ireland

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons SEI Investments Canada Company – U.S. High Yield Bond Fund

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons SEI Institutional Investments Trust - High Yield Bond Fund

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons SEI Institutional Managed Trust - High Yield Bond Fund

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Touchstone Funds Group Trust - Touchstone Credit Opportunities II Fund

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Management LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Management Holdings L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Holdco LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Management Corporation

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Voting LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,043,045

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Management GP LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Partners Holdco LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,837,746 shares of Class A Common Stock outstanding as of January 21, 2022 as disclosed by the Issuer in the DEFM14A.

Item 1.
(a)	Name of Issuer: FTS International, Inc. (the “Issuer”)
(b)	Address of Issuer’s Principal Executive Offices: 777 Main Street, Suite 2900 Fort Worth, TX 76102

Item 2.
(a)	Name of Person Filing:
Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons”. This statement is filed on behalf of the Ares Direct Holders (as defined in Amendment No. 1), Ares Management LLC, Ares Management Holdings L.P. (“Ares Management Holdings”), Ares Holdco LLC (“Ares Holdco”), Ares Management Corporation (“Ares Management”), Ares Voting LLC (“Ares Voting”), Ares Management GP LLC (“Ares Management GP”) and Ares Partners Holdco LLC (“Ares Partners”).
(b)	Address or Principal Business Office: The business address of each Reporting Person is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.
(c)

Citizenship of each Reporting Person is:
Each of Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, Ares Voting, Ares Management GP and Ares Partners is organized in the State of Delaware.

The place of organization of each Ares Direct Holder is set forth on the cover pages to this Schedule 13G and incorporated herein by reference.

(d)	Title of Class of Securities: Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”)
(e)	CUSIP Number: 30283W302

Item 3.
Not applicable.

Item 4.	Ownership

Ownership (a-b)

The ownership information presented below sets forth the number of shares and percentage of the Class A Common Stock that each Ares Direct Holder beneficially owns or may be deemed to beneficially own as of the filing date of this Amendment No. 2 (this “Amendment No. 2”) to the statement on Schedule 13G filed by the Reporting Persons on December 8, 2020, as amended by Amendment No. 1 to the Schedule 13G filed by the Reporting Persons on February 12, 2021, (as so amended, and together with this Amendment No. 2, this “Schedule 13G”), based on 13,837,746 shares of Class A Common Stock issued and outstanding as of January 21, 2022 (as disclosed by the Issuer in the DEFM14A). Since Amendment No.1, the Reporting Persons have sold all shares of the Issuer’s Class A Common Stock previously held by them directly or indirectly. The Reporting Persons collectively beneficially own, or may be deemed to beneficially own, an aggregate of 0 shares of Class A Common Stock.

Ares Management LLC has direct or indirect power to vote and/or dispose of the shares of Class A Common Stock held by each Ares Direct Holder, and accordingly, Ares Management LLC may be deemed to have beneficial ownership of the shares of Class A Common Stock reported herein. The sole member of Ares Management LLC is Ares Management Holdings, and the general partner of Ares Management Holdings is Ares Holdco. The sole member of Ares Holdco is Ares Management. Ares Management GP is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation in effect as of the date of this Amendment No. 1, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners. Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over decisions by the Board Members.

Each of the Reporting Persons (other than the Ares Direct Holders, in each case, solely with respect to the shares of Class A Common Stock held of record by each such Ares Direct Holder as set forth above), the Board Members and the other directors, officers, partners, stockholders, members and managers of the Reporting Persons, expressly disclaims beneficial ownership of the shares of Class A Common Stock reported herein for purposes of Section 13(d) of the Act and the rules under Section 13(d) of the Act.

(c) The information contained on the cover pages to this Schedule 13G is incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class

As of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the Issuer's Class A Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2022

Ares XXVII CLO Ltd.
By:	Ares CLO Management XXVII, L.P., as Asset Manager

By:	Ares CLO GP XXVII, LLC, its General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXVIIIR CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXIX CLO Ltd.
By:	Ares CLO Management XXIX, L.P., as Asset Manager
By:	Ares CLO GP XXIX, LLC, its General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIR CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIIR CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIV CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXVR CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXVII CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXVIII CLO Ltd.
By:	Ares CLO Management II LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIX CLO Ltd.
By:	Ares CLO Management II LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XL CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLI CLO Ltd.
By:	Ares CLO Management II LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLII CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLIII CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLIV CLO Ltd.
By:	Ares CLO Management II LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLV CLO Ltd.
By:	Ares CLO Management II LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLVI CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLVII CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLVIII CLO Ltd.
By:	Ares CLO Management II LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLIX CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares L CLO Ltd.
By:	Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P.
By:	Ares Management LLC, its Investment Subadvisor

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Future Fund Board of Guardians
By:	Ares Enhanced Investment Strategy Advisor IV, L.P., its Investment Manager
By:	Ares Enhanced Loan Investment Strategy Advisor IV GP, LLC, its General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Transatlantic Reinsurance Company
By:	Ares ASIP VII Management, L.P., its Portfolio Manager
By:	Ares ASIP VII GP, LLC, its General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

RSUI Indemnity Company
By:	Ares ASIP VII Management, L.P., its Portfolio Manager
By:	Ares ASIP VII GP, LLC, its General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

CION Ares Diversified Credit Fund
By:	Ares Capital Management II LLC, its Investment Adviser

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Credit Hedge Fund LP
By:	Ares Capital Management III LLC, its Investment Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Enhanced Credit Opportunities Master Fund II, Ltd.
By:	Ares Enhanced Credit Opportunities Investment Management II, LLC, its Investment Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Lucent Technologies Inc. Master Pension Trust
By:	Alcatel-Lucent Investment Managed Corporation, its Named Fiduciary
By:	Ares Management LLC, its Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Institutional High Yield Master Fund LP
By:	Ares Management LLC, its Investment Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Institutional Credit Fund, LP
By:	Ares Management LLC, its Investment Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Future Fund Board of Guardians for Medical Research Future Fund
By:	Ares Enhanced Loan Investment Strategy Advisor IV, L.P., its Investment Manager
By:	Ares Enhanced Loan Investment Strategy Advisor IV, GP, LLC, its General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

SEI Global Master Fund PLC
By:	Ares Management LLC, its Portfolio Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

SEI Investments Canada Company – U.S. High Yield Bond Fund
By:	Ares Management LLC, its Portfolio Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

SEI Institutional Investments Trust - High Yield Bond Fund
By:	Ares Management LLC, its Sub-Adviser

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

SEI Institutional Managed Trust
By:	Ares Management LLC, its Sub-Adviser

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Touchstone Funds Group Trust – Touchstone Credit Opportunities II Fund
By:	Ares Capital Management II LLC, its Sub-Adviser

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Management LLC
Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Management Holdings L.P.
By:	Ares Holdco LLC
Its:	General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Holdco LLC
Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Management Corporation
Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Management GP LLC
Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Voting LLC
Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Partners Holdco LLC
Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

LIST OF EXHIBITS

Exhibit No.	Description

99.1	Joint Filing Agreement, dated as of February 14, 2022, by and among the Reporting Persons.